UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No.1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 4, 2009

Southern National Bancorp of Virginia, Inc.

(Exact name of registrant as specified in its charter)

Virginia	001-33037	20-1417448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6830 Old Dominion Drive, McLean, Virginia	22101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (434) 973-5252

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective December 4, 2009, Sonabank, a wholly owned subsidiary of Southern National Bancorp of Virginia, Inc. (“Southern National” or the “Registrant”), assumed all the deposits and acquired certain assets and liabilities of Greater Atlantic Bank, a federal saving bank headquartered in Reston, Virginia, from the Federal Deposit Insurance Corporation (the “FDIC), as receiver for Greater Atlantic Bank (the “Acquisition”), pursuant to the terms of a purchase and assumption agreement entered into by Sonabank and the FDIC on December 4, 2009 (the “Agreement”). On December 5, 2009, Sonabank opened as branches all five of the former Greater Atlantic Bank branches located in Front Royal, Newmarket, South Riding and Reston, Virginia and Rockville, Maryland (except for Reston which does not have Saturday hours, which opened as a branch of Sonabank on December 7, 2009).

Under the terms of the Agreement, Sonabank acquired substantially all of the assets and liabilities of Greater Atlantic Bank at a $20 million discount and no premium on deposits. Based upon a preliminary closing with the FDIC as of December 4, 2009, Sonabank acquired an estimated $142 million in loans, $1.8 million in other real estate owned (“REO), $28.1 million in investment securities and assumed an estimated $177 million in deposits and $25 million in borrowings. All of these amounts are at Greater Atlantic Bank’s book value and do not reflect fair value. In connection with the Acquisition, the FDIC made a cash payment to Sonabank of $29.8 million. The foregoing estimates are subject to adjustment based upon final settlement with the FDIC. The terms of the Agreement provide for the FDIC to indemnify Sonabank against claims with respect to liabilities of Greater Atlantic Bank not assumed by Sonabank and certain other types of claims listed in the Agreement.

Sonabank paid no cash or other consideration to acquire Greater Atlantic Bank. As part of the Acquisition, Sonabank and the FDIC entered into a loss sharing agreement on the approximately $142 million of Greater Atlantic Bank’s loans and $1.8 million of REO. Sonabank will share in the losses on these assets covered under the loss sharing agreement. Pursuant to the terms of the loss sharing agreement, the FDIC is obligated to reimburse Sonabank for 80% of losses of up to $19 million with respect to these covered assets. The FDIC will reimburse the Sonabank for 95% of losses that exceed that amount. Sonabank will reimburse the FDIC for 80% of recoveries with respect to losses for which the FDIC paid Sonabank 80% reimbursement under the loss sharing agreements, and for 95% of recoveries with respect to losses for which the FDIC paid Sonabank 95% reimbursement under the loss sharing agreement.

In addition, on February 14, 2020 (the “True-Up Measurement Date”), Sonabank has agreed to pay the FDIC 50% of the excess, if any, of (i) 20% of a $19 million stated threshold less (ii) the sum of (A) 25% of the asset premium (discount) plus (B) 25% of the Cumulative-Shared Loss Payments (defined as the aggregate of all the payments made or payable to Sonabank minus the aggregate of all payments made or payable to the FDIC) plus (C) the Period Servicing Amounts for any twelve-month period prior to and ending on the True-Up Measurement Date (defined as the product of the simple average of the principal amount of shared loss loans and shared loss assets at the beginning and end of such period times 1%).

The foregoing summary of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated by reference into this item 2.01.

Item 8.01.	Other Events.

On December 4, 2009, Sonabank, a subsidiary of Southern National, issued a press release announcing that it had entered into the Agreement with the FDIC for the Acquisition. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

To the extent that financial statements are required by this Item, such financial statements will be filed in an amendment to this Current Report on Form 8-K no later than February 19, 2010.

(b)	Pro Forma Financial Information.

To the extent that pro forma financial information is required by this Item, such information will be filed in an amendment to this Current Report on Form 8-K no later than February 19, 2010.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits

The following exhibits are filed herewith.

Exhibit Number	Description

2.1	Purchase and Assumption Agreement Whole Bank All Deposits, among the Federal Deposit Insurance Corporation, receiver of Greater Atlantic Bank, Reston, Virginia, the Federal Deposit Insurance Corporation and Sonabank, dated as of December 4, 2009

99.1	Press Release, dated December 4, 2009 (1)

(1)	Incorporated by reference to the Current Report on Form 8-K, dated December 4, 2009, filed by Southern National Bancorp of Virginia, Inc. on December 7, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUTHERN NATIONAL BANCORP OF VIRGINIA, INC.

By:	/s/ William H. Lagos
Name:	William H. Lagos
Title:	Senior Vice President and
Chief Financial Officer

Date: December 10, 2009

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